VCA ANTECH, INC.
                          INCREASES FINANCIAL GUIDANCE
                              FOR FISCAL YEAR 2003

     LOS ANGELES, CALIFORNIA, OCTOBER 22, 2003 - VCA ANTECH, INC. (NASDAQ NM
SYMBOL: WOOF), a leading animal health care company in the United States, provides the following revised guidance for all investors in adherence with Regulation Fair Disclosure as issued by the United States Securities and Exchange Commission, SEC, and encourages all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC. All guidance amounts are before any potential special items.

     In response to its strong performance for the third quarter of 2003, VCA Antech is increasing its guidance for the year ending December 31, 2003 as follows:

     o    Projected revenue to a range of $494.5 million to $504.5 million,

     o Projected operating income to a range of $108.4 million to $110.4 million,

     o Projected net income to a range of $40.6 million to $41.6 million, and

     o    Projected EPS to $1.01.

     Projected EPS of $1.01 includes $0.13 per diluted common share of after-tax debt retirement costs of which $0.11 were incurred in connection with the early payment of the Company's 15.5% senior notes in February 2003 and $0.02 were incurred in connection with the refinance and $20.0 million voluntary repayment of the Company's senior term notes in August 2003. The Company's previously announced projected EPS, issued on July 23, 2003, was $0.98, which included the after-tax debt retirement costs of $0.11 mentioned above.

     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenue at a level necessary to maintain operating margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filing with the Securities and Exchange Commission on Form 10-K and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     Media contact: Tom Fuller,
     Chief Financial Officer
     (310) 571-6505